Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan
Director, Investor Relations
IHOP Corp.
818-637-3632

IHOP CORP. ANNOUNCES STRATEGIC REPOSITIONING OF

COMPANY-OPERATED RESTAURANTS

GLENDALE, Calif., July 22, 2004 —  IHOP Corp. (NYSE: IHP) today announced plans to significantly reduce its base of 32 Company-operated IHOP restaurants.  The Company will close five of these restaurants immediately and expects to refranchise as many as 24 additional restaurants by the end of 2004.  IHOP will continue, for a limited time, to operate three other restaurants with leases that are too short to allow them to be franchised.  IHOP also plans to reacquire four franchised restaurants during the third quarter 2004 with the intention of closing three restaurants and refranchising one restaurant.  These steps will improve the Company’s cash flow performance immediately and its profit performance over time, and will allow IHOP to focus on operating world-class restaurants in its designated Company market of Cincinnati, Ohio.

The current base of Company-operated restaurants includes restaurants that were reacquired under IHOP’s old business model.  In order to facilitate the franchising of some of these restaurants, IHOP expects to make rent and royalty concessions at both current Company and franchise-operated restaurants that require it to write-down the value of the related assets.  The closure of eight restaurants will result in other write-offs.  As a result of these decisions, the Company will incur total pre-tax impairment and closure charges in 2004 ranging between $13 million and $14 million, of which $8.9 million, or $0.26 per diluted share, was incurred in the second quarter 2004.  IHOP expects to recognize additional impairment and closure charges ranging between $4 million and $5 million during the third and fourth quarters of 2004.  In addition, the Company will recognize ongoing franchise rent losses with an estimated present value of approximately $4.5 million over the term of the franchise agreements for the 24 restaurants IHOP plans to refranchise. The Company anticipates that the financial benefits of this plan include an annualized first year improvement in cash flow of $3.4 million, including annual savings of $2.9 million in Selling, General and Administrative expenses (SG&A).

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “Today’s announcement is the final step of a year-long process to strategically reposition IHOP’s role as an operator of restaurants.  We will open the first of our Company-operated restaurants in Cincinnati this fall. We expect this market to be a significant source of “best practices” and great marketing, operations, training and product ideas for all of our franchisees.  Our new Cincinnati market will enable us to provide leadership for our franchise system and enhance long-term momentum.  In addition, the steps we announced today will strengthen the cash performance of our business and enable us to reduce SG&A that has been required to support a larger Company operations base.”

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 240-6055 • Fax: (818) 637-3120

IHOP also updated its 2004 earnings guidance based on this announcement and other factors, which is detailed in the Company’s second quarter 2004 results issued in a separate news release today.

IHOP will host an investor conference call to discuss today’s announcement as well as second quarter 2004 results on Thursday, July 22, 2004 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial 800-901-5241 and reference pass code 56255723 .  A live webcast of the call may be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through Thursday, July 29, 2004 by dialing 888-286-8010 and referencing pass code 22634335.  An online archive of the webcast will also be available on the Investor Relations section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of June 30, 2004, the end of IHOP’s second quarter, there were 1,167 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.